Exhibit 10.1

PRODUCT OFF-TAKE AGREEMENT

This PRODUCT OFF-TAKE AGREEMENT (this “Agreement”) is entered into as of this 26th day of April 2022 (the “Effective Date”) by and between VIVAVENTURES ENERGY GROUP, INC., a Nevada corporation, with their principal place of business located at 2 Park Plaza, Suite 800, Irvine, CA 92614 (“Seller”) and HOT OIL TRANSPORT, LLC, a Nevada limited liability company with its principal place of business located at 1363 Mesquite, NV 89027, (“Buyer”). Seller and Buyer are each individually referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, Seller intends to produce, among other things, asphalt meeting the specifications for PG 64-22 grade as set forth by the Nevada Department of Transportation (“NDOT”) and the American Association of State Highway and Transportation Officials (“AASHTO”) identified on Schedule 1 (hereinafter the “Product”) from a to-be-scaled processing plant to be located in Uintah County, Utah, and as may be relocated from time to time by Seller (defined and described herein as the “Plant”); and

WHEREAS, Seller has the right to sell to others Product produced from the Plant; and

WHEREAS, Buyer desires to purchase and Seller desires to sell certain quantities of Product from the Plant once the Plant begins to produce the Product, on the terms and conditions contained herein; and

NOW, THEREFORE, in consideration of the aforesaid premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Unless the context indicates otherwise, as used in this Agreement, the following terms have the meanings indicated below:

“Acceptance Period” has the meaning set forth in Section 3.3.

“Affiliate” means, with respect to a Person, any other Person which controls, either directly or indirectly, such Person or which is controlled directly or indirectly by such Person, or is directly or indirectly controlled by a Person which directly or indirectly controls such Person. “Control” for purposes of the immediately preceding sentence means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership directly or indirectly of more than fifty percent (50%) of the voting securities, by contract or otherwise.

“Applicable Law” means all statutes, ordinances, rules, regulations, orders, and directives of any Governmental Authority, including those applicable to environmental pollution, and all presidential proclamations, in each case, which apply to either Party.

“Business Day” means a day (except Saturdays and Sundays and public holidays) when deposit-taking banks are open in Utah, for the business of over-the-counter deposit-taking.

“Committed Quarterly Quantity” has the meaning set forth in Section 2.2(b).

1

“Delivery Point” has the meaning set forth in Section 5.1.

“Delivery Week” means the one calendar week that includes the Delivery Date, beginning Monday 12:00 AM local time through Sunday 11:59 PM local time.

“Delivery Date” means the date the Product produced at the Plant is delivered into the Storage Tanks provided by Buyer.

“Estimated Quarterly Quantity” has the meaning set forth in Section 2.2(b).

“Event of Default” has the meaning set forth in Section 8.1.

“Expert” has the meaning set forth in Section 3.5(b).

“Financing Parties” has the meaning set forth in Section 13.3.

“Force Majeure” shall have the meaning given to that term in Section 10.1.

"Governmental Authority" means a duly authorized body having jurisdiction in certain matters of a public nature with the right to command or to act; and the right and power of public officers to require obedience to their orders lawfully issued in the scope of their public duties.

“Information” has the meaning set forth in Section 12.4.

“Initial Delivery Date” has the meaning set forth in Section 2.3.

“Loading Capabilities” has the meaning set forth in Section 5.1(a).

“Off-Specification Product” has the meaning set forth in Section 3.3.

“Original Index” has the meaning set forth in Section 3.5(a).

"Person" means an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity.

“Planned Events” has the meaning set forth in Section 2.1.

“Plant” as defined in the Recitals.

“Plant Completion Date” means the date on which start up, commissioning and testing of the Plant has been successfully completed and the Plant has commenced commercial operation, as determined by Seller in its sole discretion reasonably exercised.

“Project” means the Plant and related improvements currently intended to be constructed by Seller in Uintah County, Utah.

2

“Quarter” means a three (3) calendar month period during the Term.

“Ramp Up Period” means the period from the Effective Date until the later of the Storage Tanks being installed and Buyer’s testing process being established at the Plant.

“Ratably” means the timing of product movements on a monthly basis in accordance with a mutually agreed delivery schedule.

“Product” as defined in the Recitals.

“Unit Price” means the price per ton of Product as determined in accordance with Section 3.1.

“Storage Tanks” has the meaning set forth in Section 3.3.

“Taxes, Fees, and/or Other Similar Levies” means all taxes, fees and similar levies imposed by a Governmental Authority, including but not limited to: federal manufacturers excise taxes, environmental taxes, state and local motor fuel excise taxes, state and local sales and use taxes, gross receipts or franchise taxes, business and occupation taxes, state and local inspection fees, and federal, state and local oil spill taxes or fees.

“Term” shall have the meaning given to that term in Section 2.3.

“Year” shall mean each twelve (12) month period commencing on the first day of the Term and on each subsequent anniversary thereof.

Terms not otherwise defined in this Article I shall have the meanings ascribed to such terms elsewhere in this Agreement.

article ii

AGREEMENT TO PURCHASE; WEIGHT; TERM

2.1               Purchase of Products. During the Term of this Agreement, Buyer agrees to purchase and receive Product from Seller at the Plant, and Seller agrees to sell and deliver Product to Buyer at the Plant, in accordance with the terms and conditions of this Agreement and at the prices determined under this Agreement. It is understood and agreed that the Parties will work cooperatively and in good faith to achieve delivery of the Product quantities to be sold hereunder Ratably during each Year of the Term; provided the Parties agree that planned Plant maintenance, planned Plant outages, and other production interruptions (collectively “Planned Events”), and Force Majeure events, may cause slippage in schedules for deliveries of Product and actual deliveries hereunder, and the failure to adhere to any monthly delivery schedule shall not constitute a breach by Buyer or Seller of this Agreement and the Committed Quarterly Quantity shall be ratably reduced for the time of the Force Majeure or Planned Event. Seller shall endeavor to give Buyer thirty (30) days advance notice in writing of Planned Events.

2.2               Weight.

(a)                Quantity to be Sold and Purchased. The quantity of Product to be sold and purchased pursuant to this Agreement shall be (i) one thousand (1,000) tons of Product per week, or (ii) the entirety of any lesser amount that may be produced by Seller during any given week. Buyer shall also have the first right of refusal to purchase all or any portion of additional Product that may be produced by Seller within the state of Utah upon the same terms and conditions, except that the Purchase Price shall be at market rate as determined in Seller’s sole discretion. Once notified by Seller of the existence or planned production amounts in excess of 1,000 tons per week, if any, Buyer shall have 5 business days to elect to purchase the same. The exact amount of the Product to be sold and purchased hereunder shall be determined in accordance with this Section 2.2.

3

(b)                Rolling Quarterly Forecast. On or before the 10th day of each calendar month during the Term, commencing with the Quarter immediately prior to the projected Plant Completion Date, Seller shall provide Buyer with a production forecast of the estimated quantity of Product that will be produced at the Plant and available for purchase for the following three (3)-month period (as such estimate may be adjusted from month-to-month, the “Estimated Quarterly Quantity”). By the tenth (10th) day of the calendar month immediately preceding each Quarter during the Term commencing with the Quarter immediately prior to the Plant Commencement Date, Seller shall advise Buyer of the amount of such Estimated Quarterly Quantity that will be sold to Buyer during each month of such Quarter (the “Committed Quarterly Quantity”). Buyer acknowledges that production of the Estimated Quarterly Quantity may be reduced because of lower production. Seller shall have no obligation to deliver any Product for any month prior to the Plant Completion Date. Notwithstanding the foregoing, during the Plant scale-up process, Seller shall deliver weekly quantity estimates and weekly quantity commitments. The parties obligations with respect to these weekly forecasts shall be the same as those applicable to the quarterly forecasts.

(c)                Purchase Commitment. During each month during a Quarter, Buyer agrees to purchase and Seller agrees to sell Ratably the Committed Quarterly Quantity of Product produced by the Plant determined pursuant to Section 2.2(b); provided however, Buyer does not have an obligation to purchase Product that fails to meet the specifications defined in Schedule 1, determined as provided in Sections 3.3. In the event that Buyer fails to take at least ninety percent (90%) of the Committed Quarterly Quantity of Product in any Quarter for reasons not excused pursuant to Article X, Buyer shall use commercially reasonable efforts to make up such shortfall in the immediately following Quarter. Upon demand by Seller, and as Seller’s exclusive remedy for such failure, Buyer shall promptly reimburse Seller each Quarter for all reasonable and actually incurred costs (including storage and energy costs) incurred by Seller by reason of placing such shortfall into the market for sale to other Persons or in holding shortfall for Buyer to pick up at a later date; provided that if Buyer fails to take at least ninety percent (90%) of the Committed Quarterly Quantity of Product in any two (2) consecutive Quarters (or in any two (2) consecutive weeks during the six months following the Initial Delivery Date), such failure of Buyer shall be a material breach of this Agreement.

2.3               Term. This Agreement shall be effective as of the Effective Date with the Term of the Agreement commencing on the first day of the month during which the first delivery of Product by Seller to Buyer hereunder occurs (the date thereof, the “Initial Delivery Date”) and continuing for ten (10) years (such period, the “Term”); unless terminated as described herein. Termination may occur as follows:

(a)                Abandonment or Termination of Project. Buyer acknowledges that Seller may terminate the Project prior to the Plant Completion Date. Accordingly, Seller may terminate this Agreement without cause if Seller determines, in its sole judgment, to suspend, terminate or abandon the Project for any reason prior to the Plant Completion Date, by Seller providing written notice of such termination to Buyer (the “Project Termination”). Notwithstanding the foregoing, if within twelve (12) months after the Project Termination, Seller reinstates or continues the Project, in any manner whatsoever, Seller shall provide written notice to Buyer of such reinstatement or continuation, and Buyer shall have a right of first refusal to reinstate this Agreement with the same terms and conditions contained herein. Buyer shall exercise such right of first refusal by providing Seller written notice of the unconditional exercise of such right within twenty (20) Business Days after receipt of such notice of reinstatement or continuation and agreeing to be bound by the terms and conditions of this Agreement (as may be modified by reason of this Section 2.3(a). If Buyer fails to provide Seller with the timely exercise such right of first refusal, such right of first of refusal shall immediately lapse and be of no further force or effect and Seller shall be free to use or offer to others such capacity on such terms and conditions as Seller may determine in its sole discretion.

The termination right of Seller pursuant to Section 2.3(a) shall be Seller’s exclusive remedy for the events identified therein. Any termination pursuant to this Section 2.3 (a) shall be without any further liability or obligation of either Party with respect to this Agreement (other than Buyer’s first right of refusal set forth in Section 2.3(a) above), except that Buyer shall be reimbursed for its out-of-pocket costs and expenses incurred in preparing to perform this Agreement in an amount not to exceed $10,000.

2.4        Options To Renew. Subject to Seller’s right to continue operating at the current Plant site, this Agreement shall automatically renew for two successive ten (10) year terms (each, a “Renewal Term”), unless either party terminates this Agreement by written notice to the other party not less than three (3) months prior to the expiration of the Initial Term or any Renewal Term, as applicable.

4

ARTICLE III

PRICE

3.1               Price of Product. Seller shall charge Buyer, and Buyer agrees to pay Seller, on the basis of an average 1,000 tons per week, a price per ton using the “Argus Rockies Rail Low” price for asphalt in the Rocky Mountain region as set forth in the most recent edition of Argus Americas Asphalt report, produced by Argus Media Group, as of the Delivery Date (the “Unit Price”). The “Purchase Price” for each weekly shipment shall equal the Unit Price multiplied by the quantity of Product purchased; provided, however, that the Purchase Price for each weekly shipment shall be reduced by $1,500 to compensate Buyer for costs associated with testing, providing the Storage Tanks for Buyer’s minimum quantity purchases, and certifying the quality of the Product. At Seller’s election, and at Seller’s sole cost and expense (except as to any personnel retained by Buyer to perform Product testing), Seller may install testing facilities at the Plant to facilitate Buyer’s testing processes. Upon Seller’s installation of such testing facilities Buyer shall no longer be entitled to the $1,500 per week reduction in the Purchase Price.

3.2               Production Suspension. Notwithstanding anything to the contrary set forth in this Agreement, in the event the Unit Price drops below $250, Seller shall have the right, at its sole discretion, to suspend production of Product upon written notice to Buyer.

3.3               Off-Specification Price Adjustment. Promptly after the Effective Date Buyer shall deliver to Seller’s business premises two (2) 30,000 hot oil storage tanks (each a “Storage Tank” and collectively “Storage Tanks”) for the short-term temporary storage of Product pending pickup by Buyer. The Storage Tanks cannot be removed without 60 days advance written notice to Seller. After any Product is delivered into a Storage Tank, and prior to loading any Product in Buyer’s trucks, Buyer may perform any desired quality testing of the Product. After the Ramp-Up Period, if the Product fails to meet the specifications enumerated in Schedule 1 (“Off-Specification Product”), Buyer will have the option to reject in writing the Off-Specification Product prior to loading the Product in Buyer’s trucks (the “Acceptance Period”). In no event shall the Acceptance Period exceed seventy-two (72) hours after Product is delivered into a Storage Tank. By loading Product in Buyer’s trucks Buyer shall be deemed to have accepted the Product as being in accordance with the Specifications in Schedule 1 even if in fact such Product is Off-Specification Product. If within the Acceptance Period Buyer rejects any Off-Specification Product Buyer shall have no obligation to purchase the same. During the Ramp-Up Period the parties acknowledge and agree that Buyer will have the right to conduct Product testing at its facilities in Las Vegas, Nevada (“Buyer Facilities”) and therefore such Acceptance Period shall be extended to four (4) business days after Product is delivered to the Buyer Facilities, provided that such transport and delivery of the Product to the Buyer Facilities complies in all material respects with best practices for transporting the Product as mutually agreed by the parties.

3.4               Storage Tank Operation and Product Testing. The storage tanks will be operated by Seller in accordance with the mutually agreed operating procedures. After the Ramp-Up Period Buyer will be responsible for testing the product produced before shipping.

3.5               Discontinued Index Prices.

(a)                Discontinuance of Original Index. If at any time during the Term, the Argus Americas Asphalt report, produced by Argus Media Group (the “Original Index”) ceases to be published or is not published for any applicable period to the calculation of a price or value under this Agreement, the Parties shall in good faith (i) select an alternative index that reflects as nearly as possible the same information as published in the Original Index; or (ii) negotiate an interim pricing methodology until the Original Index recommences publishing or an alternative index can be identified to replace the Original Index.

(b)                Alternative Index Dispute Resolution. If the Parties are unable to agree on an alternative index or interim pricing methodology within thirty (30) days, then the issue shall be submitted to a mutually-agreed qualified expert, who is not a current or former employee of either Party or its Affiliates (the “Expert”) for resolution (the cost of which shall be shared equally between the Parties). If the Parties are unable to agree upon the Expert, both Parties shall submit the identity of their designated Expert and those Experts shall select another Expert meeting the same qualifications. The decision of a majority of the Experts shall control. The Expert’s decision shall be rendered within thirty (30) days after submission of the issue to the Expert, and will be final and binding, absent fraud or manifest error. Until the Expert renders his/her decision, the last published Original Index shall be used for pricing purposes hereunder (but shall be subject to re-pricing based upon the Expert’s decision), and historical true-up dating from the date of which the Original Index ceased to be available.

5

ARTICLE IV

PAYMENT

4.1               Invoicing. Seller will electronically invoice Buyer following each weekly delivery of Product at the Delivery Point as provided in Section 5.1(a).

4.2               Payment. All invoices will be payable to Seller by either (i) automatic draft of Buyer’s bank account through Seller’s Electronic Funds Transfer (EFT) program, (ii) by wire transfer, or (iii) ACH (as detailed below), in each case no later than thirty (30) calendar days from the date of each invoice pursuant to Section 4.1 or Section 2.2(c), as the case may be. Seller shall provide payment routing information by separate cover. All payments shall be made in U.S. dollars without any adjustments, discounts, or setoffs. Any payment by wire transfer shall be free of charges to Seller in order for Seller’s account to be credited in full in same day (usable) funds. Payments not made within agreed or designated terms shall bear interest from original due date at the rate of 18% per annum or, if lower, the highest rate permitted under applicable law; provided, however, that (i) if Buyer disputes the amount set forth on an invoice, Buyer shall notify Seller thereof and pay any undisputed amount, and the parties shall promptly use commercially reasonable efforts to resolve the dispute as to the remainder, and (ii) any dispute not brought within six (6) months after the date of delivery of the invoice shall be deemed waived by Buyer. Payments falling due on: (i) Saturday, are payable by the preceding Business Day; (ii) Sunday, are payable by the following Business Day; (iii) a Utah bank holiday, are payable by the preceding Business Day, unless the bank holiday is a Sunday or Monday in which case payment is due by the next Business Day.

4.3               Credit; Adequate Assurances. Seller shall have the right to change the terms of such credit in its reasonable sole discretion. The change in credit terms shall be effective immediately upon Buyer’s receipt of Seller’s notice of the change. The condition of Buyer’s account and the financial responsibility of Buyer must at all times be satisfactory to Seller or shipments may be suspended or payment terms revised by Seller in its discretion. Seller’s duty to perform, and Buyer’s right to purchase, hereunder is at all times subject to approval, and continuing approval, by Seller of Buyer’s creditworthiness. Without limitation of any of Seller’s other rights and remedies, if Buyer fails to pay any amount promptly when due or if Seller needs assurance, or further assurance, of Buyer’s creditworthiness, Seller may, demand different payment terms, suspend deliveries or shipments, impose different credit terms, or impose different requirements for collateral assurance of payment including but not necessarily limited to stand-by letters of credit or cash deposits. Any stand-by letters of credit will need to be in a format and from a bank acceptable to Seller in its sole discretion. Upon Seller delivering an electronic notice of a collateral requirement, Buyer shall post such collateral, in form and substance acceptable to Seller, within five (5) Business Days. As security for the payment of the Purchase Price, Buyer hereby grants to Seller a lien on and security interest in and to all of its right, title, and interest in and to the Product, wherever located, and whether now existing or hereafter arising or acquired from time to time, and in all accessions thereto and replacements or modifications thereof, as well as all proceeds (insurance or otherwise) of the foregoing.

4.4               Disputed Invoices. In the event Buyer disagrees with any invoice, it shall immediately notify Seller of the reasons for the dispute; provided that, with respect to any undisputed portion of such invoice, Buyer shall remain obligated pay Seller for such portion under the agreed payment terms. Notwithstanding the foregoing, with respect to any undisputed portion of such invoice, Buyer shall tender payment as required pursuant to Section 4.2 or Section 2.2(c), as the case may be. The Parties shall endeavor to resolve the disputed portion within thirty (30) days. Failing resolution, the matter shall be promptly referred to a mutually acceptable independent expert for determination. Promptly after resolution of any dispute, and upon receipt of invoice for the remaining portion, payment shall be made to Seller under the agreed payment terms without interest for the period of time the invoice is in dispute.

4.5               Taxes.

(a)                Taxes, Fees and/or Other Similar Levies. Unless Buyer has a resale permit, any and all Taxes, Fees and/or Other Similar Levies imposed or assessed by a Governmental Authority, the taxable incident of which is the transfer of title or the delivery of the Product hereunder, or the receipt of payment therefor, whether now or hereafter imposed by Applicable Law, regardless of the character, method of calculation or measure of the levy or assessment, shall be added to the prices herein stated and shall be paid by Buyer. Further, Buyer shall pay any and all Taxes, Fees, and/or Other Similar Levies imposed or assessed by any Governmental Authority, with respect to Product delivered hereunder the taxable incidence of which occurs after transfer of title to such Product to Buyer. Seller shall pay, without adding costs to the sales price of the Product, any and all Taxes, Fees, and/or Similar Levies imposed or assessed by any Governmental Authority, with respect to removal of the product from the ground and all taxes with respect to product delivered hereunder the taxable incidence of which occurs before transfer of title to such Product to Buyer.

6

(b)                Exemptions. If Buyer claims exemption from any of the aforesaid Taxes, Fees and/or Other Similar Levies, then Buyer, in lieu of payment of or reimbursement of such Taxes, Fees and/or Other Similar Levies to Seller, shall furnish Seller with a properly completed and executed document in the form prescribed by the appropriate taxing authority; provided that Buyer shall be obligated to indemnify, defend and reimburse Seller for any such Taxes, Fees and/or Other Similar Levies (including any applicable penalties and interest) that Seller is required to pay due to subsequent discovery of taxability or under audit by any relevant taxing authority. Buyer shall promptly notify Seller in writing of any change in the status of its exemption or registration. In addition, Buyer shall promptly furnish Seller any new or updated documentation of such exemption.

(c)                Personal Taxes. Notwithstanding anything contained herein to the contrary, neither Party shall be responsible for the income, franchise, ad valorem or similar taxes of the other Party. Each Party agrees to defend, indemnify and hold the other Party harmless from and against any such tax asserted by any Governmental Authority to be due and payable by the other Party.

ARTICLE V

DELIVERY; TITLE; RISK OF LOSS

5.1               Delivery.

(a)                Delivery and Loading Capacities. Subject to completion of the Project and commencement of the Term, all Product sold under this Agreement will be delivered to Buyer at the Delivery Point, and title to and risk of loss of Product delivered under this Agreement shall pass from Seller to Buyer at the Delivery Point. Product will be loaded by Seller into trucks provided by Buyer at the Plant. All shipping costs shall be paid by Buyer. Seller assumes no liability in connection with the shipment and in no event shall a carrier be construed to be an agent of Seller. The Plant shall have capabilities to load industry standard trucks as supplied by Buyer (the “Loading Capabilities”), such Loading Capabilities, including, for example, a load rack, shall be provided at Seller’s sole cost and expense. Buyer shall provide trucks that will permit up to a 40 ton payload of Product per tanker truck. Notwithstanding anything to the contrary in this Section, if Product is made available by Seller but is not removed by Buyer within seventy-two (72) hours after being loaded in the applicable Storage Tank, then Buyer shall promptly reimburse Seller for all reasonable and actually incurred costs incurred by Seller by reason of (1) obtaining additional storage space for the Product, (2) heating and maintaining the quality of the Product, and (3) placing such unshipped Product into the market for sale to other Persons. Seller shall have no liability to Buyer under the preceding sentence for Product that Buyer fails to promptly take delivery of. For purposes of this Agreement, the “Delivery Point” shall mean when Product exits the flange of Seller’s loading rack into Buyer’s truck(s).

(b)                Scheduling of Deliveries. The Parties shall establish a mutually acceptable schedule for each delivery of Product. Seller anticipates normal operating loading at the Plant from 6:00 a.m. to 6 p.m. (local time), seven (7) days per week, excluding holidays.

(c)                Rejection of Trucks and Storage Tanks. Seller reserves the right in its sole discretion to (i) reject any trucks or Storage Tanks presented for loading/storage which Seller reasonably believes would present an unsafe or could reasonably present potentially unsafe situation or condition; and (ii) refuse to load Product under any condition Seller reasonably deems unsafe, which is caused by, among other things, drivers, personnel, equipment, procedures and/or weather conditions. In the event of a malfunction of the Storage Tanks, Buyer shall promptly notify Seller of the same and the parties shall negotiate in good faith regarding any corrective steps needed to ensure timely delivery of Product according to the specifications set forth in Schedule 1.

(d)                Storage Pending Delivery. Seller hereby grants Buyer a nonexclusive license, which shall commence upon the Plant Completion Date, to place Buyer’s Storage Tanks on Plant property for the sole purpose of temporary storage of the Product pending delivery to Buyer’s trucks. The location of the Storage Tanks shall be in Seller’s sole discretion. The cost of placing Buyer’s Storage Tanks on Plant property shall be borne solely by Seller. Seller shall ensure that the installation of the Storage Tanks comply with all applicable Federal and state laws, regulations, and codes. Buyer shall indemnify and hold harmless Seller from any and all claims, actions, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and expenses, arising out of third-party claims for bodily injury or damage to any real or tangible property, to the extent caused by the fault, action or negligence of Buyer, its employees, agents, or contractors. Additionally, Buyer shall reimburse, Seller the actual cost to repair or replace any real or tangible property damaged by the fault or negligence of Buyer, its employees, or agents, or contractors. Seller shall indemnify and hold harmless Buyer from any and all claims, actions, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and expenses, arising out of third-party claims for bodily injury of damage to any real or tangible property, to the extent caused by the fault, action or negligence of Seller, its employees, agents, or contractors. Additionally, Seller shall reimburse Buyer the actual cost to repair or replace any real or tangible property damaged by the fault or negligence of Seller, its employees, or agents, or contractors. Upon expiration or early termination of this Agreement, Buyer shall remove the Storage Tanks at its sole cost and expense upon seven (7) days written notice from Seller.

7

5.2               Right to Witness. Each Party shall be entitled to have its representatives present during all loadings, tests, and measurements involving Product. Buyer agrees that carriers, agents and employees will comply with all safety regulations of Seller when such agents or employees are on the premises of Seller. In addition, each Party shall permit the other Party and its duly authorized representatives to have access to the laboratory test records and other documents maintained by the other Party or its subcontractors relating to performance of any obligation of such Party under this Agreement.

ARTICLE VI

MEASUREMENT AND SPECIFICATIONS

6.1               Quantity Determination. Seller shall read meters located at or near the Delivery Point to determine bill of lading weight for each loading of Product into the Truck Tanks. Seller shall maintain such meters according to applicable industry standards. If the applicable measurement method described in this Section 6.1 is unavailable, the Parties shall establish another mutually acceptable method for determining the weight of Product loaded.

article vii

WARRANTY; LIMITATION OF LIABILITY

7.1               Warranty. Subject to the liability limitations set forth in this Agreement, Seller warrants that Product delivered shall (a) be free from lawful security interests, liens, taxes, and encumbrances except those generated in the ordinary course of business, (b) meet the specifications described in Schedule 1, and (c) such Product delivered by it and the services provided by it hereunder will be produced and provided in compliance in all material respects with Applicable Law. SELLER MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY OR FITNESS OF PRODUCT FOR ANY PARTICULAR PURPOSE (EVEN IF SUCH PURPOSE IS KNOWN TO SELLER). ANY IMPLIED WARRANTIES ARE EXPRESSLY DISCLAIMED AND EXCLUDED.

7.2               Limitation of Remedies. SELLER'S LIABILITY AND BUYER'S EXCLUSIVE REMEDY FOR ANY CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT IS EXPRESSLY LIMITED, AT SELLER’S OPTION, TO REPLACEMENT OF THE PRODUCT AT THE SPECIFIED DELIVERY POINT OR REFUND NOT TO EXCEED THE PURCHASE PRICE, WHETHER OR NOT SUCH REMEDY SHALL BE DEEMED TO FAIL IN ITS ESSENTIAL PURPOSE. FOR CLARIFICATION, SUCH REPLACEMENT OF PRODUCT MUST COMPLY WITH THE WARRANTIES AND CERTIFICATIONS SET FORTH IN THIS ARTICLE VII. Any claims, losses or damages arising from or related to any delivery of Product must be submitted to Seller by Buyer no later than expiration of the Acceptance Period or shall be deemed waived. In the event that Buyer submits a claim to Seller in accordance with this section, and Seller provides the contract remedy as applicable to such claim, all in accordance with this section, neither the claim, nor the event that forms the basis thereof, shall constitute a material breach of this Agreement, and Buyer shall not be permitted to terminate this Agreement for such claim or event.

7.3               Limitations of Liability. IN NO EVENT SHALL SELLER BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES WHETHER BASED ON BREACH OF WARRANTY, CONTRACT, STRICT LIABILITY, NEGLIGENCE OR ANY OTHER LEGAL THEORY OF RECOVERY, OR IN ANY OTHER MANNER ARISING OUT OF THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS OR LOSS OF USE OR SERVICE THIS PROVISION SHALL SURVIVE THE EXPIRATION OR TERMINATION OF THIS AGREEMENT. In no event shall Seller’s liability exceed the total amount paid by Buyer to Seller for the totality of all shipments (including both Product and shipping) for any cause of action or future claim arising out of this Agreement.

ARTICLE VIII

Default; Remedies; TERMINATION

8.1               Default. This Agreement may be terminated by a non-defaulting Party, upon no less than ten (10) Business Days’ notice to the defaulting Party, if one or more of the following events have occurred and remain uncured within the specified time period (each, an “Event of Default”):

8

(a)                the other Party fails to pay any amount owed hereunder within fifteen (15) Business Days after the due date for such payment, except for any amounts being disputed in good faith;

(b)                the other Party defaults, in any material respect, in the performance or observance of any term, covenant or agreement contained in this Agreement and (A) such default is not cured within thirty (30) days following receipt by the defaulting Party of written notice of such default from the non-defaulting Party, or (B) following the expiration of such thirty (30)-day period, the defaulting Party is not diligently trying to cure such default which cannot be cured during such thirty (30)-day period;

(c)                the other Party commences any case, proceeding or any other action: (1) under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debt; or (2) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets or the other Party shall make a general assignment for the benefit of its creditors;

(d)                there is commenced against the other Party any case, proceeding or other action of a nature referred to in Section 8.1(c) that has not been dismissed within sixty (60) days;

(e)                there is commenced against the other Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets, in each case, that has not been dismissed within sixty (60) days; or

(f)                 the other Party takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Sections 8.1(c), 8.1(d), or 8.1(e); or

(g)                Buyer fails at any time to comply fully with Seller’s reasonable credit or payment terms, or Seller shall reasonably believe that Buyer is in any danger of bankruptcy, insolvency, or otherwise unable to pay timely its trade or other obligations as they mature; or Seller determines, in Seller’s reasonable judgment, that Buyer is not worthy of commercial credit in an amount to satisfy all obligations of Buyer which may arise under this Agreement; or Buyer shall fail to comply with the requirements of, and/or provide adequate assurance(s) within the time period and as provided in, Section 4.3, including, but not limited to, the posting of any required collateral pursuant to the provisions of Section 4.3.

8.2               Remedies. No termination of this Agreement pursuant to Section 8.1 shall relieve the defaulting Party of any of its obligations that arose prior to the date of such termination. In addition, no remedy in Article VIII is intended to be exclusive, and each shall be cumulative and in addition to any other remedy provided hereunder or available to a non-defaulting Party at law or in equity subject to the limitations set forth in Article VII. The exercise of any right reserved hereunder shall be without prejudice to any claim for damages or any other rights under this Agreement or applicable law. The prevailing party in any proceeding shall pay all of other Party’s costs (including reasonable attorneys' fees and court costs) arising out of or relating in any way to the defaulting Party’s breach its obligations under this Agreement

ARTICLE IX

INDEMNITY

9.1               .. Buyer agrees to indemnify, defend and hold Seller and its Affiliates, and their respective employees and agents, harmless from and against any claims, causes of action, losses, damages, liabilities, costs or expenses arising or resulting from Buyer's or its employees', agents', or contractors' (a) handling, storage, sales, transportation, use, misuse or disposal of Product purchased hereunder after the Delivery Point, including, but not limited to, liability for environmental violations and employee or consumer health or safety, (b) negligence or willful misconduct in connection with this Agreement while Buyer or any of its Affiliates, agents or employees are at the Plant site, or (c) failure to comply with the terms of this Agreement. Seller agrees to indemnify, defend and hold Buyer and its Affiliates and their respective employees and agents, harmless from and against any claims, cause of action, losses, damages, liabilities, costs or expenses arising or resulting from Seller’s or its employees’, agents’, or contractors’ (a) handling, storage, sale, transportation, use, misuse or disposal of Product purchased hereunder prior to arrival at the Delivery Point, including, but not limited to, liability for environmental violations and employee or consumer health or safety, (b) negligence or willful misconduct in connection with this Agreement while Seller or any of its Affiliates, agents or employees are at the Plant site, or (c) failure to comply with the terms of this Agreement. This Article IX shall survive the expiration or termination of this Agreement or any part thereof.

9

article x

FORCE MAJEURE

10.1           Force Majeure. Neither Party will be liable to the other for failure to make or accept deliveries under this Agreement to the extent that such failure is caused by a Force Majeure event. As used in this Agreement, a “Force Majeure” event means any event, cause or circumstance beyond the reasonable control of the Party claiming suspension of its obligations, including but not limited to, acts of God, fire, flood, or governmental regulation, governmental direction or government request, accident, strikes, lockouts, wars, protests, pandemics, epidemics, and unavoidable breakdowns of production or transportation facilities. In addition, nothing in this Agreement may be construed as requiring either Party to settle any strikes or labor differences. Moreover, notwithstanding anything herein to the contrary, in no event will a Force Majeure event excuse any Party’s obligations to make payments due pursuant to this Agreement. Either Party shall have the right to: (i) suspend the Term of this Agreement if a Force Majeure event occurs and continues for sixty (60) consecutive days, provided that the other Party receives written notification, and (ii) terminate the Agreement if the Force Majeure event occurs and continues for six months or more. Any termination of this Agreement pursuant to this Section 10.1 shall be without any further liability or obligation of either Party (other than any obligation or liability arising or accrued prior to the date of such termination).

10.2           Notification. Upon the occurrence of any event provided for in Section 10.1, the Party affected thereby shall promptly give written notice (setting forth the particulars) to the other Party, and shall resume the keeping and performance of their respective obligations after such event has come to an end. During the existence of any such event, each Party shall bear its own costs resulting therefrom.

10.3           Duty to Mitigate. In the event that a Party is affected by a Force Majeure event, it shall endeavor to mitigate the effects of such Force Majeure event on the performance of its obligations hereunder.

10.4           No Extension of Term. No curtailment or suspension of deliveries or acceptance of deliveries pursuant to this Section shall operate to extend the Term or terminate this Agreement (except pursuant to any termination effective pursuant to Section 10.1) or any part thereof.

ARTICLE XI

AUDIT

11.1           Audits. Each Party, through its authorized representatives, has the right to witness custody transfer measurement procedures. In addition, each Party shall permit the other Party and its duly authorized representatives to have access to the laboratory test records and other documents maintained by the other Party or its subcontractors relating to performance of any obligation of such Party under this Agreement. Each Party shall keep and maintain in accordance with generally accepted accounting practices the complete books, invoices, and records relating to its performance hereunder for a period of at least three (3) years after the performance to which such books, invoices and records relate.  Either Party has the right, upon reasonable notice during normal business hours, at its expense, to audit such books, invoices and records, including the work sites, personnel and subcontractors, for the sole purpose of verifying compliance with the terms and conditions of this Agreement. Each Party shall have the right to reproduce documents reviewed during audit to be used for auditor work paper documentation. Each Party will not be liable for any of the other Party’s, or such Party’s subcontractor’s, costs resulting from any such audit.  This Section 11.1 shall survive termination of this Agreement for a period of three (3) years.

ARTICLE XII

BUSINESS ETHICS AND CONFIDENTIALITY

12.1           Compliance. The Parties shall each comply with all laws, regulations, rules and orders applicable to the observance or performance of their respective obligations under this Agreement.

10

12.2           Accurate Records. The Parties acknowledge that all reports and billings rendered by one Party to the other Party under this Agreement shall reasonably reflect the facts of all activities and transactions handled.

12.3           Notification. During the Term and for a period of three (3) years after termination of this Agreement, each Party shall notify the other Party in writing promptly upon discovery of any failure to comply with Section 12.1 or upon either Party having reason to believe that any data supplied pursuant to Section 12.2 is no longer accurate and complete, and in the latter event such Party shall then provide the other Party with the accurate and complete data in question.

12.4           Confidential Information. The Parties agree that all information, documentation, data and reports provided by either Party in the course of the performance of services and supply of Product under this Agreement but specifically excluding information on the quality of Product which is normally divulged in the marketing of such Product shall constitute confidential information (“Information”). The Parties agree not to divulge Information to any outside source (including governmental agencies) unless:

(a)                prior written approval to divulge or use the Information has been received from the other Party, which approval shall not be unreasonably withheld or delayed; or

(b)                such disclosure is to any Affiliate of a Party, or to such Party’s or any such Affiliate’s auditors, accountants or legal counsel; or

(c)                such disclosure is to any Person that advances, provides or commits (actively or prospectively) funds to finance all or any part of the costs associated with the Plant and all activities relating thereto, and any guarantors or prospective guarantors thereof, including banks, financial institutions, investors and note holders, as well as any trustee, agent or advisor acting on behalf of any of the foregoing; provided each such Person is obligated to maintain the confidentiality of such Information; or

(d)                the Information is determined to be part of the public knowledge or literature; or

(e)                the Information was known by the other Party prior to its disclosure by the divulging Party, having become known by the other Party in a bona fide manner; or

(f)                 the Information is required by law, regulation, rules of any securities exchange, or court order to be disclosed provided that the request for such disclosure is proper and the disclosure does not exceed that which is required.

12.5           Disclosure. Notwithstanding Section 12.4(f) above, upon receiving a request for Information from any Governmental Authority or subdivision or from any party in a proceeding pending before any court or governmental body, the Party to whom the request has been made shall provide the other Party written notice of such request as soon as reasonably practicable. The Parties shall reasonably cooperate with each other in exercising any applicable rights to oppose the disclosure of the requested Information.

article xiii

MISCELLANEOUS

13.1       Compliance with Law. This Agreement is subject to all federal or state laws, municipal ordinances, or any orders or regulations of any regulatory body having, or purporting to have, jurisdiction or control of any of the matters involved herein. The Parties agree to comply with such laws, ordinances, orders or regulations relating to the handling, use, sale and transportation of Product covered by this Agreement, and Buyer agrees to require each subsequent purchaser for resale to similarly obligate itself.

13.2       Notice of Other Suppliers. Buyer will (and its Affiliates and any of its Affiliates’ representatives will) notify Seller immediately if Buyer enters into any transaction relating to the acquisition of asphalt cement made through an oil sands separation process, and shall identify such supplier to Seller.

11

13.3           Assignment. This Agreement shall inure to the benefit of and shall be binding upon Seller and Buyer and their respective successors and assigns; provided that Buyer shall not delegate, transfer, pledge or assign its rights or obligations under this Agreement without the prior written consent of Seller in each instance (other than to any Affiliate of Buyer). For avoidance of doubt and without limiting Seller’s rights hereunder, Seller may assign this Agreement in connection with the sale or transfer of the Plant, and may make a collateral assignment of the Agreement to any bank, financial institution, trust company or other lender providing debt or other financing to Seller or otherwise in connection with construction or operation of the Plant, or any agent acting on behalf of the foregoing (collectively, the “Financing Parties”), in each case, without consent of Buyer. In the event that Plant-related debt is contemplated or obtained, Buyer agrees to cooperate with the reasonable requests of the Financing Parties, including requests to enter into a written acknowledgment of such collateral assignment with such Financing Parties or their agents and to otherwise deliver customary, estoppel certificates, and other instruments related to this Agreement and the collateral assignment.

13.4           Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF UTAH, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY).

13.5           Waiver and Amendment. No waiver shall be deemed to have been made by any Party of any of its rights under this Agreement unless the waiver is in writing and is signed on its behalf by its authorized officer. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. To be binding, any amendment of this Agreement must be effected by an instrument in writing signed by the Parties.

13.6           Headings. The headings contained in this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

13.7           Notices. All notices, demands, instructions, waivers, consents or other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given: (i) when received, if personally delivered; (ii) when transmitted, if transmitted by electronic or digital transmission method subject to the sender confirming receipt, provided, that a notice given in accordance with this sentence but received on a non-working day or after business hours in the place of receipt will be deemed to be given on the next working day in that place. In each case notice shall be sent to the following addresses:

To Seller, at:

VIVAKOR, INC.

Attn: Matthew Nicosia

2 Park Plaza, Suite 800

Irvine, CA 92614

Phone: 949-281-2606

Email: matt@vivakor.com

with a copy to (which shall not affect the validity of the notice):

PARR BROWN GEE & LOVELESS

Attn: Doug Waddoups

101 South 200 East, Suite 700

Salt Lake City, Utah 84111

Phone: 801-532-7840

Email: dwaddoups@parrbrown.com

12

To Buyer, at:

HOT OIL TRANSPORT, LLC

Attn: ROBERT GENE CHRISENBERY

P.O. Box 1176

Farmington, Utah 84025

Email: gene.msa@outlook.com

Phone: 435-659-1984

With a copy to:

JAMES HULSE

1363 Amen Court

Mesquite, NV 89027

The above addresses may be changed by giving written notice of such change to the other party. All notices or communications shall be deemed given when actually received or refused at the intended address.

13.8           Entire Agreement. This Agreement, including the Schedule hereto, which is hereby incorporated by reference, sets forth the entire understanding and agreement between the Parties as to matters covered herein and supersedes any prior understanding, agreement or statement (written or oral) of intent between the Parties with respect to the subject matter hereof. In the event that there is a conflict between this Agreement and any Schedule hereto, the terms of this Agreement shall prevail.

13.9           No Partnership. Nothing contained in this Agreement shall constitute, or be construed to be, to create a partnership or joint venture between the Parties, or their respective Affiliates, successors and assigns, nor shall either Party be liable for any debts incurred on behalf of the other Party, or be able to bind the other Party.

13.10        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Electronic signatures shall have the same effect as originals.

13.11        Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Party or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (ii) the remainder of this Agreement and the application of such provision to the other Party or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

13.12        Third-Party Rights. This Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any person, other than the Parties hereto and such assigns, any legal or equitable rights hereunder.

13.13        Press Releases. No press releases, media interviews, and any other public announcements relating to the Plant or the Agreement will be made by either Party unless determined jointly by the Parties and mutually agreed by the Parties in writing.

13.14        Representations. Each Party represents and warrants to the other that such Party has all company or corporate authority to execute this Agreement and this Agreement, on the Effective Date, constitutes a valid and binding agreement, enforceable in accordance with its terms.

13

13.15        Rules of Interpretation. In the Agreement and in the Schedule hereto, except to the extent that context otherwise requires: (a) words singular and plural in number shall be deemed to include the other and pronouns having masculine or feminine gender shall be deemed to include the other; (b) any reference to any Person (including a Party) includes its successors and assigns and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities; (c) references to Sections and Schedules are references to Sections and Schedules to the Agreement; (d) any reference to a document or agreement, including this Agreement, includes a reference to that document or agreement as novated, amended, supplemented or restated from time to time; (e) if any payment, act, matter or thing hereunder would occur on a day that is not a Business Day, then such payment, act, matter or thing shall, unless otherwise expressly provided for herein, shall occur on the next Business Day; (f) the terms “includes” or “including” means “including, but not limited to,” regardless of whether so stated; (g) any reference to a particular Applicable Law shall be construed also as a reference to all other Applicable Laws made under the particular Applicable Law referred to and to all such Applicable Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Applicable Laws from time to time and whether before or after the Effective Date; and (i) the word “will” shall be construed to have the same meaning and effect as the word “shall”.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the day and year first above written.

VIVAVENTURES ENERGY GROUP, INC., a Nevada corporation	HOT OIL TRANSPORT, LLC, a Nevada limited liability company
By: /s/ Matthew Nicosia Matthew Nicosia Title: Chief Executive Officer	By: /s/ Robert E. Chrisenbery Name: Robert E. Chrisenbery Title: Manager

14